Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements of our report dated February 15, 2019 (May 16, 2019, as to the effects of the retrospective adoption of the change in accounting principles for recognizing pension and other postretirement benefit plan costs as discussed in Note 2), relating to the financial statements and financial statement schedules of The Allstate Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Accounting Standards Update No. 2016-01, Financial Instruments - Overall (Subtopic 825-10) and the change in accounting principles for recognizing pension and other postretirement benefit plan costs as discussed in Note 2) and the effectiveness of The Allstate Corporation’s internal control over financial reporting, appearing in this Current Report on Form 8-K of The Allstate Corporation dated May 16, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the registration statements.

Form S-3 Registration Statement Nos.	Form S-8 Registration Statement Nos.
333-34583	333-04919
333-224541	333-16129
333-40283
333-134243
333-144691
333-175526
333-188821
333-200390
333-218343
333-228490
333-228491
333-228492

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
May 16, 2019